Exhibit 3.62

Max Maxfield, WY Secretary of State FILED: 01/30/2009 11:35 AM Original ID: 1980-000185393 Amendment ID: 2009-000721147

ARTICLES OF AMENDMENT

BY SHAREHOLDERS

OF LEWIS & LEWIS, INC.

1.	The name of the corporation is: Lewis & Lewis, Inc.

2.	Article III. Amount of Total Authorized Stock is amended in its entirety to read as follows:

III. Amount of Total Authorized Stock

The aggregate number of shares which the Corporation shall have authority to issue is 50,000; all shares shall be without par value and shall be voting, common stock. Such shares of stock may be issued by the Corporation from time to time, and any and all such shares so issued shall be deemed fully paid stock and not liable for any further call or assessment, except to the extent of payment of the full consideration for which the stock is delivered.

Shareholders shall not be limited or denied their preemptive rights to acquire additional or treasury shares of the Corporation.

3.	Article V. Power of Directors is amended in its entirety to read as follows:

V. Management of Corporation

This Corporation will operate without a Board of Directors. Decisions concerning the Corporation shall be made by a simple majority vote of the shareholders subject to the provisions contained in the Shareholder Operating Agreement.

4.	Article VI. Initial Board of Directors is amended in its entirety to read as follows:

VI. Shareholder Agreement

This Corporation will not adopt Bylaws, but will manage the affairs and business of the Corporation according to the terms of a shareholder operating agreement entered into by the shareholders of the Corporation.

5.	Article VIII. Officers is deleted in its entirety.

6.	Article VIII. Initial Registered Office and Agent is amended in its entirety to read as follows:

VIII. Registered Office and Agent

The registered office of the Corporation is 510 South Main, Rock Springs, Wyoming, and the registered agent is Stephen K. Palmer. The business of the Corporation shall be transacted in the City of Rock Springs, and County of Sweetwater, but the operations of the company may be carried on in such other counties of the State of Wyoming and outside of the State of Wyoming as the shareholders determine.

7.	Article IX. Name of Incorporators is deleted in its entirety.

8.	These Articles of Amendment were adopted on December 4, 2008, by the shareholders.

9.	These amendments were approved by unanimous vote of the outstanding shares and by unanimous shareholder approval.

Dated this 18th day of December, 2008.

/s/ Jeraldean Lewis
Jeraldean Lewis, President

/s/ Arnold N. Lewis
Arnold Lewis, Secretary

Secretary of State State of Wyoming The Capitol Cheyenne, WY 82002-0020	FILED MAY 23 90 260551 WYOMING SECRETARY OF STATE

ARTICLES OF AMENDMENT

(BY SHAREHOLDERS)

1. The name of the corporation is: LEWIS & LEWIS, INC.

2. Article III of the Corporation’s Articles of Incorporation is amended as follows:

“The corporation may issue an unlimited number of shares of stock, without par value, in two classes, which shall include one class of common stock and one class of preferred stock. All shares issued shall have unlimited voting rights. Such shares of stock may be issued by the Corporation from time to time by the Board of Directors, and any and all such shares so issued shall be deemed fully paid stock and not liable for any further call or assessment, except to the extent of payment of the full consideration for which the stock is delivered.

Should the shares of the Corporation become owned beneficially or of record by more than one shareholder then not later than the annual meeting of shareholders next following the time when the shares become so owned, additional directors shall be elected, if necessary, so that the total number of directors shall not be less than the number of shareholders to a maximum of four directors.

Shareholders shall not be limited or denied their preemptive rights to acquire additional or treasury shares of the Corporation.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of the Preferred Stock shall be entitled to a return of the amount paid for such Preferred Stock, together with 12% interest thereon, from the date of the issuance of the Preferred Shares, less any dividends paid. The holders of the Preferred Shares shall be entitled to receive in each year out of the net surplus profits of the Corporation a 12% dividend prior to the payment of any dividends to holders of common stock of the Corporation.

3. The amendment was adopted on May 22, 1990 by the shareholders. The number of shares outstanding on May 22, 1990 was 7,100.

4. The undersigned shareholders are all of the shareholders of Lewis & Lewis, Inc. and together own 100% of all outstanding stock of the Corporation. All outstanding shares of stock in the Corporation were voted in favor of the amendment.

Dated this 22nd day of May, 1990.

Lewis & Lewis, Inc.

/s/ Arnold N. Lewis	By	/s/ Jeraldean Lewis
Arnold N. Lewis		President

/s/ Jeraldean Lewis
Jeraldean Lewis